Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 6, 2019, in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-229666) and related proxy statement/prospectus/information statement of Flex Pharma, Inc. for the registration of 76,151,698 shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 17, 2019